FORM 8-A


                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                        PURSUANT TO SECTION 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                          Florida Community Banks, Inc.
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             (Exact name of registrant as specified in its charter)

             Florida                                   35-2164765
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(State of incorporation or organization)    (I.R.S. Employer Identification No.)

1400 North 15th Street
Immokalee, Florida                                        34142
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(Address of principal executive officers)               (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

           Title of each class               Name of each exchange on which
           to be so registered               each class is to be registered

                   N/A                                     N/A
---------------------------------       ----------------------------------------


---------------------------------       ----------------------------------------


---------------------------------       ----------------------------------------


     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchanges Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

     Securities Act registration statement file number to which this form relates:

     N/A                                          (if applicable)
     ---------------------------------------------

     Securities to be registered pursuant to Section 12(g) of the Act:



                     Shares of Common Stock, $0.01 par value
          ------------------------------------------------------------
                                (Title of class)

Form 8-A
Florida Community Banks, Inc.
Page 2


Item 1. Description of Registrant's securities to be Registered Pursuant to Item 202 of Regulation S-B ss.228.202.

     (a)  Common or Preferred Stock.

1.   Common Stock Dividend, Voting and Preemption Rights:
     ---------------------------------------------------

     Florida Community Banks, Inc.'s ("FCBI") Articles of Incorporation do not provide for preemptive rights with respect to the issuance of shares. The holders of FCBI common stock will have sole voting rights on all matters required to be voted and acted upon by the shareholders. Holders of FCBI common stock are entitled to receive dividends, if any, when and as declared by the Board of Directors out of funds legally available to pay dividends. The right to receive dividends may be subordinate to that of the holders of FCBI preferred stock, if and when issued. Holders of FCBI common stock do not have preemptive or other subscription rights, are not subject to further calls or assessments of FCBI and upon liquidation are entitled, after payment of any amount to which holders of shares of FCBI preferred stock are entitled, to share ratably in the assets available for distribution to holders of FCBI capital stock.

2.   Preferred Stock, Dividend, Voting, Conversion and Liquidation Rights:
     --------------------------------------------------------------------

     FCBI's Articles of Incorporation authorize 15,000,000 shares comprised of 5,000,000 shares of preferred stock and 10,000,000 shares of common stock each having a par value of $0.01 per share. The number of shares of capital stock were authorized to provide FCBI's Board of Directors the flexibility to issue additional shares, without further shareholder approval, for proper corporate purposes, including financing, acquisitions, stock dividends, stock splits, employee stock options and other similar purposes. None of the 5,000,000 shares of preferred stock will be issued at this time.

3.   Other Material Rights of Common or Preferred Stockholders:
     ---------------------------------------------------------

     None.

4.   Provisions that would delay, deter or prevent a change in control:
     -----------------------------------------------------------------

     FCBI's Articles of Incorporation provide that the Board of Directors, when evaluating any offer to: (i) make a tender or exchange offer for any equity security of FCBI; (ii) merge or consolidate FCBI with another corporation or entity; or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of FCBI, shall, in conjunction with the exercise of its judgment in determining what is in the best interest of FCBI and its shareholders, give due consideration to all relevant factors involved, as defined therein. While this authority of the Board is generally recognized, by having this provision in FCBI's Articles of Incorporation, the Board of Directors may be in a stronger position to oppose a transaction if the Board concludes that the transaction would not be in the best interest of FCBI, even if the price offered is significantly greater than the then market price of any equity security of FCBI.

Form 8-A
Florida Community Banks, Inc.
Page 3

     (b)  Debt Securities:
          ---------------

          FCBI is not offering or registering debt securities.

     (c)  Other Securities to be Registered:
          ---------------------------------

          None.

Item 2. Exhibits

     3.1  Florida Community Banks, Inc.'s Articles of Incorporation.

     3.2. Florida Community Banks, Inc.'s Bylaws

     4.1. Sample Stock Certificate of Florida Community Banks, Inc.



                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

REGISTRANT:                Florida Community Banks, Inc.

DATE:                      April 16, 2002

BY:                        /s/ Stephen L. Price
                           ----------------------------------
                           Stephen L. Price, President/CEO